EXHIBIT 99.1

1505 Tyrell Lane, Boise, ID 83706

Tel: 208.424.1027      Fax: 208.424.1030

TRADING SYMBOLS:	August 17, 2009
In the United States: NYSE Amex: HTM and in Canada: TSX: GTH

U.S. GEOTHERMAL ANNOUNCES CLOSING OF C$10.9 MILLION

PRIVATE PLACEMENT FINANCING

Boise, Idaho – August 17, 2009 U.S. Geothermal Inc. (the “Company”) announced today the closing of its private placement of 8,100,000 Subscription Receipts, at C$1.35 per Subscription Receipt, for gross proceeds of C$10,935,000.

Each Subscription Receipt will be automatically exchanged, without additional consideration on the exchange date (described below), for one Unit (a “Unit”) of the Company. Each Unit consists of one share of common stock of the Company and one half of one common stock purchase warrant (a “Warrant”). Each Warrant will entitle the holder thereof to acquire one additional share of common stock of the Company for a period of 24 months following the closing of the offering for US$1.75 per share of common stock. The net proceeds of the offering will be used by the Company for drilling wells at the Neal Hot Springs geothermal project and for general working capital purposes. The proceeds will not be subject to escrow.

The offering was co-led by Dundee Securities Corporation and Clarus Securities Inc. and included Toll Cross Securities Inc. (collectively, the “Agents”). The Agents received a commission of six percent of the gross proceeds of the offering and compensation options giving them the right to acquire, for 24 months following closing, an aggregate of 243,000 shares of common stock at a purchase price of the U.S. dollar equivalent on the closing date of C$1.35 per share.

The subscription receipt exchange date will be the earlier of the date on which the receipt is issued under Canadian Provincial securities laws for a final prospectus qualifying the Common Stock and Warrants issuable upon exercise of the Subscription Receipts or four months and one day after the closing of this offering.

The Company has agreed to file a resale registration statement with the Securities and Exchange Commission and to use commercially reasonable efforts to cause it to become effective and remain effective for two years.

The securities described herein have not been registered under the U.S. Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States or to U.S. persons unless an exemption from registration is available. This news release does not constitute an offer to sell or a solicitation of an offer to buy any of the securities in the United States.

About U.S. Geothermal:

U.S. Geothermal is a renewable energy development company that is operating geothermal power plants at Raft River, Idaho and at the San Emidio Desert in Nevada. The Neal Hot Springs project in eastern Oregon is being developed and is expected to be operational in 2011. The San Emidio project is currently under development to replace the existing old power plant with a new efficient plant. U.S. Geothermal holds, through ownership or lease, geothermal rights of lands that comprise the Raft River project in Idaho, San Emidio, Granite Ranch, and Gerlach in Nevada, and the Neal Hot Springs project in Oregon.

Website: www.usgeothermal.com	NYSE AMEX :HTM TSX : GTH

Please visit our Website at: www.usgeothermal.com

FOR ADDITIONAL INFORMATION PLEASE CONTACT:

Saf Dhillon - Investor Relations
U.S. Geothermal Inc.
Tel: 866-687-7059
Fax: 208-424-1030
saf@usgeothermal.com

The information provided in this news release may contain forward-looking statements within the definition of the Safe Harbor provisions of the US Private Securities Litigation Reform Act of 1995, including statements regarding the ability to complete the private placement, the use of proceeds of the anticipated offering, drilling plans, or development possibilities at Neal Hot Springs. These statements are based on U.S. Geothermal Inc.’s current expectations and beliefs and are subject to a number of risks and uncertainties that can cause actual results to differ materially from those described. Readers are cautioned to review the risk factors identified by the company in its filings with Canadian and US securities agencies. Forward-looking statements are based on management’s expectations, beliefs and opinions on the date the statements are made. U.S. Geothermal Inc. assumes no obligation to update forward-looking statements if management’s expectations, beliefs, or opinions, or other factors, should change.

The NYSE Amex and the Toronto Stock Exchange do not accept responsibility for the adequacy of this release.

U.S. Geothermal Inc.	1505 Tyrell Lane, Boise, ID 83706	208-424-1027

www.usgeothermal.com